National Research Corporation
Restricted Stock Incentive Plan
for Joseph W. Carmichael
As Amended and Restated
Under the 2001 Equity Incentive Plan

1.	This Restricted Stock Incentive Plan for Joseph W. Carmichael, as amended and restated (the “Carmichael Plan”), is adopted under, and is a subset of, the National Research Corporation 2001 Equity Incentive Plan (the “2001 Plan”), designed to promote the best interests of the National Research Corporation (the “Company”) and its shareholders by providing Joseph W. Carmichael, the Company’s President (the “Officer”), with an opportunity to acquire a proprietary interest in the Company. Like the 2001 Plan overall, it is intended that the Carmichael Plan will promote the retention of the Officer and increase his incentive and personal interest in the welfare of the Company and its shareholders.

2.	The Carmichael Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”), which is the Administrator of the 2001 Plan.

3.	Awards under the Carmichael Plan:

A.	If during 2005 the Company meets or exceeds the Annual Revenue Goal for 2005 set forth on Exhibit A, then the Officer will receive an award of shares of Restricted Stock (as defined in the 2001 Plan) with a value of $600,000.

B.	If the Company does not meet or exceed the Annual Revenue Goal for 2005, then the Committee, in its sole discretion, may elect to make the Officer eligible to receive an award of shares of Restricted Stock with a value of $600,000 if the Company meets or exceeds the Annual Revenue Goal for 2006 set forth on Exhibit A; provided that the Committee shall make such election no later than March 31, 2006.

C.	For each quarter during 2005 that the Company meets or exceeds the Quarterly Net Operating Income Goal for 2005 set forth on Exhibit A, the Officer will receive an award of shares of Restricted Stock with a value of $100,000.

D.	For each quarter during 2006 that the Company meets or exceeds the Quarterly Net Operating Income Goal for 2006 set forth on Exhibit A, the Officer will receive an award of shares of Restricted Stock with a value of $50,000.

E.	If the Company does not meet or exceed one or more Quarterly Net Operating Income Goal for 2006, then the Officer will be eligible to receive an award of shares of Restricted Stock with a fair market value equal to an amount calculated as follows:

i.	Target payout equal to $200,000.

ii.	Threshold: 85% performance = award value equal to 50% of target.

iii.	Between 85.1% and 100% performance = each 1 percentage point increase in performance results in a 3-1/3 percentage point increase in award. (ex. 88% of 2006 annual income goal = award of shares equal to 60 % of target)

iv.	Target: 100% of performance = award value equal to 100% of target.

v.	Between 100.1% and 130% performance and above = each 1 percentage point increase in performance results in a one percentage point increase in award. (to a maximum award of 130% of target)

vi.	The amount calculated in (i)-(v) above shall be reduced by the product of (i) $50,000 multiplied by (ii) the number of quarters during 2006 in which the Company did meet or exceed the relevant Quarterly Net Operating Income Goal for 2006 set forth in Exhibit A.

4.	All awards under the Carmichael Plan shall be payable in shares of Restricted Stock, which will be awarded on the sixth trading day after the relevant quarterly or annual earnings press release. Restricted Stock will vest one third year each year over the three years from the date of its award. All such Restricted Stock shall be awarded under, and shall be subject to, the 2001 Plan. In connection with each award of Restricted Stock pursuant to the Carmichael Plan, the Company and the Officer will execute a Restricted Stock Agreement, the form of which is attached hereto as Exhibit B.

5.	Any award otherwise payable under Section 3 above will not be due or payable if the Officer is not employed by the Company on the relevant payment date of such award specified in Section 4.

6.	The value of each share of Restricted Stock awarded pursuant to the Carmichael Plan shall be deemed to be equal to the average per share trading price of the Company’s common stock over the ten-day period starting on the date five trading days before the date of the relevant earnings press release and ending four trading days after said press release. If no trades of Company common stock occur during any trading day during such period, then such trading day shall be excluded from the calculation.

7.	The Committee, in its sole discretion, may adjust the performance goals on Exhibit A to reflect the estimated impact of any acquisitions.

8.	The Carmichael Plan, all awards hereunder, and all determinations made and actions taken pursuant to the Carmichael Plan will be governed by the terms and conditions of the 2001 Plan.

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